EXHIBIT 10.2

PCM, INC.

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(DOUBLE TRIGGER FORM)

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of                   ,       , 20    , by and between PCM, INC., a Delaware corporation (the “Company”), and                                    (the “Grantee”).

1.             Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2012 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference. In addition, for purposes of this Agreement:

(a)           “Cause” means, except as defined otherwise in any agreement between the Grantee and the Company or any Subsidiary (any which definition shall govern for purposes of this Agreement), (i) the Grantee engages in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) the Grantee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (iii) the Grantee breaches a material term of any agreement between the Grantee and the Company or any Subsidiary; (iv) the Grantee refuses to implement or follow a lawful policy or directive of the Company; (v) the Grantee engages in misfeasance or malfeasance demonstrated by the Grantee’s failure to perform the Grantee’s job duties diligently and/or professionally; or (vi) the Grantee violates a Company policy or procedure which is materially injurious to the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation.

(b)           “Good Reason” means the Grantee’s voluntary termination of the Grantee’s continuous service with the Company or any Subsidiary, as applicable, as a result of (i) an aggregate reduction of 10% or more in the Grantee’s then-current base salary and target annual bonus or (ii) a relocation of the Grantee’s then-current principal place of employment by more than thirty-five (35) miles, in each case without the Grantee’s prior written consent; provided, however, that “Good Reason” shall not exist unless (x) the Grantee provides written notice to the Company of the condition that could constitute a “Good Reason” event within sixty (60) days of the initial existence of such condition, (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice and (z) the Grantee terminates his or her continuous service with the Company or any Subsidiary, as applicable, within one hundred and twenty (120) days of the initial existence of the applicable Good Reason condition.

2.             Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Grantee as of                   ,       , 20     (the “Date of Grant”),                      Restricted Stock Units (“RSUs”). Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.             Restrictions on Transfer of RSUs. Subject to Section 11 of the Plan, neither the RSUs granted hereby nor any interest therein or in the Common Stock related thereto shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4.             Vesting of RSUs.

(a)                                 Subject to Sections 4(b) and 4(c) below, the RSUs covered by this Agreement shall vest and become payable to the Grantee pursuant to Section 5 hereof as follows:

Vesting Date:	RSUs Vested:

(b)                                 In the event that the Grantee’s continuous service with the Company or any Subsidiary terminates for any reason, any then-unvested RSUs will be forfeited and automatically cancelled without further action of the Company (which forfeiture shall occur on the date upon which such continuous service ceases). For purposes of this Agreement, “continuous service” shall be determined in accordance with Section 18 of the Plan, provided that continuous service shall be deemed to have terminated in the event of a leave of absence that extends beyond the periods permitted by Treasury Regulation section 1.409A-1(h) for purposes of determining when a service provider incurs a separation from service.

(c)                                  Notwithstanding Section 4(a) above, in the event that (i) a Change in Control occurs before all of the RSUs granted hereunder have vested, (ii) such unvested RSUs remain outstanding following such Change in Control and (iii) on or within twelve (12) months following the date of such Change in Control, the Grantee’s continuous service with the Company or any Subsidiary is involuntarily terminated by the Company or a Subsidiary, as applicable, without Cause or is voluntarily terminated by the Grantee for Good Reason, then any RSUs granted hereunder that remain unvested and outstanding as of the date of such termination shall immediately vest and become payable with respect to the number of such RSUs that would have otherwise vested and become payable if the Grantee’s continuous service with the Company or any Subsidiary, as applicable, had continued for a period of twelve (12) months immediately following the Grantee’s termination of continuous service.

5.             Form and Time of Payment of RSUs. Payment for the RSUs, after and to the extent they vest, shall be made in the form of shares of Common Stock. Payment shall be made within 10 days following the date that the RSUs vest pursuant to Section 4 hereof. The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Stock corresponding to such RSUs.

6.             Dividend, Voting, and Other Rights.

(a)                                 The Grantee shall have no rights of ownership in the Common Stock underlying the RSUs, no right to dividends or dividend equivalents and no right to vote the Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Grantee pursuant to Section 5 above.

(b)                                 The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.             Change in Control. In the event of a Change in Control, the acquiring or successor entity shall assume all RSUs that remain unvested and outstanding hereunder as of the date of the Change in Control or substitute for such RSUs alternative consideration (including cash) as the Board may determine in good faith to be equitable under the circumstances, in each case provided that such assumption or substitution complies with Section 409A of the Internal Revenue Code and the guidance promulgated thereunder (“Section 409A”). In lieu of assuming or substituting for any RSUs that remain unvested and outstanding hereunder as of the date of the Change in Control, a successor or acquiring entity may terminate such RSUs, provided that (x) such entity provides consideration as the Board may determine in good faith to be equitable under the circumstances for any RSUs that otherwise would have vested if the Grantee’s continuous service with the Company or any Subsidiary, as applicable, had continued for a period of twelve (12) months immediately following the consummation of the Change in Control (and provided further that any additional RSUs that remain unvested and outstanding hereunder as of the date of the Change in Control may be terminated for no consideration) and (y) any such termination and payment complies with Section 409A, which may include payments made in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix)(B).

8.             Adjustments. The number of shares of Common Stock issuable for each RSU is subject to adjustment as provided in Section 12 of the Plan.

9.             Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Common Stock to be delivered to the Grantee hereunder or by delivering to the Company other shares of Common Stock held by the Grantee. If no such election is made by the Grantee, the Company shall satisfy the withholding tax amount by withholding from the shares of Common Stock to be delivered to the Grantee upon vesting hereunder. In no event will the aggregate market value of the shares to be withheld and/or delivered pursuant to this Section 9 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.

10.          Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

11.          Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the RSUs granted hereunder shall comply with Section 409A of the Code (including the guidance promulgated thereunder) and this Agreement shall be administered in a manner consistent with this intent.

12.          No Employment Rights. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

13.          Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

14.          Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent.

15.          Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.          Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

17.          Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.          Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

19.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has executed this Agreement, effective as of the day and year first above written.

PCM, INC.

By:
Name:
Title:

The undersigned hereby acknowledges receipt of an executed version of this Agreement and accepts the award of RSUs granted hereunder on the terms and conditions set forth herein and in the Plan.

GRANTEE

By:
Name: